UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 11, 2011

LAM RESEARCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-12933	94-2634797
(Commission File Number)	(IRS Employer Identification Number)

4650 Cushing Parkway

Fremont, California 94538

(Address of principal executive offices including zip code)

(510) 572-0200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 11, 2011, Lam Research Corporation (the “Company”) completed the private offering of $450,000,000 aggregate principal amount of its 0.50% convertible notes due 2016 (the “2016 Notes”), including the simultaneous closing of the full exercise on May 9, 2011 by the initial purchasers of the overallotment option with respect thereto, and $450,000,000 aggregate principal amount of its 1.25% convertible notes due 2018 (the “2018 Notes,” and collectively with the 2016 Notes, the “Notes”), including the simultaneous closing of the full exercise on May 9, 2011 by the initial purchasers of the overallotment option with respect thereto.

The net proceeds from this offering, including net proceeds from the exercise of the overallotment option, were approximately $835,600,000, after deducting the initial purchasers’ discounts, the estimated offering expenses and the cost of the convertible note hedge transactions, after taking into account the proceeds from the warrant transactions. The cost of the convertible note hedge transactions, after taking into account the proceeds from the separate warrant transactions described below, was approximately $47.3 million.

The 2016 Notes were issued under an indenture governing the 2016 Notes (the “2016 Indenture”) and the 2018 Notes were issued under an indenture governing the 2018 Notes (the “2018 Indenture,” and together with the 2016 Indenture, the “Indentures”), in each case with The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

The 2016 Notes will bear interest at an annual rate of 0.50% and the 2018 Notes will bear interest at an annual rate of 1.25%, in each case from May 11, 2011 or from the most recent date on which interest has been paid or provided for, payable semiannually in arrears on May 15 and November 15 of each year, beginning on November 15, 2011. The 2016 Notes will mature on May 15, 2016, and the 2018 Notes will mature on May 15, 2018, unless earlier converted or repurchased. The Notes are senior unsecured obligations and rank equally with all of the Company’s existing and future unsecured senior indebtedness.

The Notes are convertible, in certain circumstances, into shares of the Company’s common stock, par value $0.001 per share (the “Company common stock”). Upon conversion, the Company will pay cash up to the principal amount of the Notes to be converted and deliver shares of Company common stock in respect of the remainder, if any, of the conversion obligation in excess of the principal amount of the Notes being converted. The initial conversion rate for the Notes is 15.8687 shares of Company common stock per $1,000 principal amount of Notes, which is equal to a conversion price of approximately $63.02 per share of Company common stock, subject to adjustment.

Holders of the Notes may convert their Notes on or after February 15, 2016 (in the case of the 2016 Notes) and February 15, 2018 (in the case of the 2018 Notes) until the close of business on the second scheduled trading day immediately preceding the maturity date of the relevant series of Notes. Prior to February 15, 2016 (in the case of the 2016 Notes) and February 15, 2018 (in the case of the 2018 Notes), holders may convert their Notes under any of the following conditions:

•

during any fiscal quarter commencing after September 25, 2011 (and only during such fiscal quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price for such series of Notes on each applicable trading day; or

•

during the five business day period after any 10 consecutive trading day period in which the trading price per $1,000 principal amount of Notes for each trading day of such period was less than 98% of the product of the last reported sale price of Company common stock and the applicable conversion rate on each such trading day, upon a determination of such occurrence following a request by a holder of Notes; or

•	upon the occurrence of specified corporate transactions.

Holders of the Notes who convert their Notes in connection with a fundamental change, as defined in the Indentures, may be entitled to a make-whole premium in the form of an increase in the conversion rate. Additionally, in the event of a fundamental change that occurs prior to the maturity of a series of Notes, the holders of those Notes may require the Company to purchase all or a portion of their Notes for cash at a purchase price equal to 100% of the principal amount of Notes, plus accrued and unpaid interest, if any, up to, but not including, the fundamental change repurchase date.

The Indentures contain customary events of default with respect to the Notes, including that upon certain events of default (including failure to timely pay principal or interest) occurring and continuing, either the Trustee or the holders of at least 25% in principal amount of an outstanding series of Notes may declare 100% of the principal of and accrued and unpaid interest on all of such series of Notes to be due and payable.

The above description of the Indentures and the Notes is qualified in its entirety by reference to the terms of the Indentures, filed as Exhibits 4.1 and 4.2 hereto and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in response to Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information provided in response to Item 1.01 or this Current Report on Form 8-K is incorporated by reference in this Item 3.02.

On May 5, 2011, and May 10, 2011, the Company entered into convertible note hedge transactions with one of the initial purchasers of the Notes and an affiliate of the other initial purchaser of the Notes (the “hedge counterparties”), in order to limit potential dilution from conversion of the Notes in the event the market price per share of the Company common stock, as measured under the terms of the convertible note hedge transactions, is greater than the strike price of the convertible note hedge transactions, which initially corresponds to the conversion price of the Notes.

Also on May 5, 2011 and May 10, 2011, the Company sold warrants to acquire, subject to customary anti-dilution adjustments, Company common stock to the hedge counterparties in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. If the market price of the Company common stock at the time of exercise of the applicable warrants exceeds the strike price of those warrants, the Company will owe the hedge counterparties net shares of Company common stock in an amount based on the excess of the then current market price of the Company common stock over the strike price of the applicable warrants. The warrant transactions could have a dilutive effect to the extent that the market price of Company common stock exceeds the applicable strike price of the warrants. If the market value of the Company’s common stock upon exercise of the warrants exceeds the strike price of the warrants, the dilution mitigation under the convertible note hedge transactions described above will be capped, which means that there would be dilution from conversion of the Notes to the extent the then market value per share of Company common stock, as measured under the applicable warrant transactions, exceeds the strike price of those warrants at the time of settlement.

The Notes and the underlying Company common stock issuable upon conversion of the Notes, if any, or upon exercise of the convertible note hedge and warrant transactions, have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Notes were offered and sold only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended.

As a result of the obligations under the Notes upon conversion being payable in cash as described above, the number of shares of Company common stock issuable upon conversion of the Notes may constitute less than 1% of the number of shares outstanding of the Company common stock.

Item 8.01 Other Items.

The Company used a portion of the net proceeds from the offering of the Notes to repurchase 1,000,000 shares of Company common stock pursuant to an agreement with one of the initial purchasers or its affiliate at a purchase price of $47.56 per share. This activity could affect the market price of the Company’s common stock concurrently with, or shortly after, the pricing of the Notes, and could result in a higher effective conversion price for the Notes. In addition, following this offering the Company may from time to time repurchase additional shares of common stock pursuant to its stock repurchase program. Any future repurchases could affect the market price of the Company’s common stock or the Notes.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

4.1	Indenture (including Form of Notes), dated as of May 11, 2011, by and between Lam Research Corporation, and The Bank of New York Mellon Trust Company, N.A, as trustee, with respect to the 2016 Notes

4.2	Indenture (including Form of Notes), dated as of May 11, 2011, by and between Lam Research Corporation, and The Bank of New York Mellon Trust Company, N.A, as trustee, with respect to the 2018 Notes

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 11, 2011

LAM RESEARCH CORPORATION

By:	/s/ GEORGE M. SCHISLER, JR.
George M. Schisler, Jr.
Vice President, General Counsel and Secretary

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